Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Contact: Scott Fleming - 336-436-4879
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABCORP® LAUNCHES COMPARATIVE GENOMIC
HYBRIDIZATION TESTING

Burlington, NC, September 21, 2005 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that it will begin offering Comparative Genomic Hybridization (CGH), a revolutionary new technology that provides physicians with the information necessary to diagnose over forty genetic syndromes and 41 subtle chromosomal rearrangements associated with mental retardation and learning disabilities.

“Over six million people in the United States have mental retardation, and in at least thirty percent of those cases, physicians are unable to determine the cause,” said Myla Lai-Goldman, M.D., Executive Vice President, Chief Scientific Officer and Medical Director of LabCorp. “Many mental retardation syndromes have similar symptoms, and making a diagnosis currently may often require multiple tests over a long period of time, resulting in significant costs. Now, with a single test, CGH can provide the information that clinicians need to accurately diagnose their patients in a timely, cost effective manner.”

About LabCorp
Laboratory Corporation of America® Holdings, an S&P 500 company with a BBB investment-grade credit rating, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.1 billion in 2004, approximately 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; DIANON Systems, Inc. based in Stratford, CT, US LABS based in Irvine, CA, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2004 and subsequent SEC filings.